As filed with the Securities and Exchange Commission on April 5, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

Form S-8

Registration Statement
Under The
Securities Act of 1933

Wm. Wrigley Jr. Company
(Exact name of Registrant as Specified in Its Charter)

Delaware	36-1988190
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

410 North Michigan Avenue Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Wm. Wrigley Jr. Company 2007 Management Incentive Plan
(Full Title of the Plan)

Howard Malovany, Esq.
Vice President, Secretary and General Counsel
Wm. Wrigley Jr. Company
410 North Michigan Avenue
Chicago, Illinois 60611
(312) 644-2121
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	16,000,000 shares(1)	$64.585(2)	$1,033,360(2)	$110,570

(1) Together with an indeterminate number of shares of the Registrant’s Common Stock that may be necessary to adjust the number of shares reserved  for issuance pursuant to the Registrant’s Management Incentive Plan as a result of stock split, stock dividend or similar adjustment of outstanding shares of the Registrant’s Common Stock. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminable number of additional shares as may be issuable  as a result of such adjustment are also registered hereby.

(2)  Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act , based upon the average of the high and low prices of the Common Stock as reported in the consolidated reporting system on March 31, 2006.

Part II
Information Required in the
Registration Statement

Item 3.  Incorporation of Certain Documents by Reference.

          The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) (Commission file number 1-800) by Wm. Wrigley Jr. Company (the “Company”) are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

•

the description of the Company’s Common Stock, no par value (the “Common Stock”), contained in the Company’s Registration Statement on Form 8-A dated April 30, 1987, as amended on an amendment on Form 8 dated May 11, 1987, including any amendment or report filed with the Commission for the purpose of updating such description; and

•

the description of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A dated June 5, 2001, including any amendment or report filed with the Commission for the purpose of updating such description.

          All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

               Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          The legality of the securities being registered hereby has been passed on by Howard Malovany, Vice President, General Counsel and Secretary of the Company. Mr. Malovany is eligible to receive awards under the Wm. Wrigley Jr. Company 2007 Management Incentive Plan.

Item 6.  Indemnification of Directors and Officers.

          Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her service as a director, officer, employee or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him or her (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware (“DGCL”) also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the Board of Directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

          The Company’s Restated Certificate of Incorporation provides for the broad indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

          The Company’s Restated Certificate of Incorporation eliminates the personal liability of a director to the Company or its stockholders, under certain circumstances, for monetary damages for breach of fiduciary duty as a director.

          The Company maintains a directors and officers liability insurance policy insuring the directors and officers of the Company and its subsidiaries in certain instances.

Item 7.  Exemption from Registration Claimed.

               Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1(a)

Restated Certificate of Incorporation of Wm. Wrigley Jr. Company, as amended by the Certificate of Amendment of the Restated Certificate of Incorporation of Wm. Wrigley Jr. Company dated March 22, 2005 (incorporated by reference to Exhibit 3(i)(a) to the Company’s Quarterly Report on Form 10-Q filed for the fiscal quarter ended March 31, 2005).

4.1(b)

Certificate of Amendment of the Restated Certificate of Incorporation of Wm. Wrigley Jr. Company dated March 22, 2005 (incorporated by reference to Exhibit 3(i)(b) to the Company’s Quarterly Report on Form 10-Q filed for the fiscal quarter ended March 31, 2005).

4.2	Amended and Restated By-laws of Wm. Wrigley Jr. Company (incorporated by reference to Exhibit 3(ii) of the Company’s Quarterly Report on Form 10-Q filed for the fiscal quarter ended March 31, 2002).

4.3	Stockholder Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 5, 2001).

4.4	Wm. Wrigley Jr. Company 2007 Management Incentive Plan (incorporated by reference to Appendix C to the Company’s Proxy Statement for its 2006 Annual Meeting of Stockholders).

5.1*	Opinion of Howard Malovany as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Howard Malovany (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

         (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 5th  day of April, 2006.

WM. WRIGLEY JR. COMPANY

By:	/s/ HOWARD MALOVANY

Name:	Howard Malovany
Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Malovany, Ronald Waters and Reuben Gamoran, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM WRIGLEY, JR.	Chairman of the Board of Directors, President and	April 5, 2006
Chief Executive Officer
William Wrigley, Jr.	(Principal executive officer)

/s/ RONALD V. WATERS	Chief Operating Officer	April 5, 2006

Ronald V. Waters

/s/ REUBEN GAMORAN	Vice President and Chief Financial Officer	April 5, 2006
(Principal financial officer)
Reuben Gamoran

/s/ DUANE PORTWOOD	Controller	April 5, 2006
(Principal accounting officer)
Duane Portwood

/s/ JOHN F. BARD	Director	April 5, 2006

John F. bard

/s/ HOWARD B. BERNICK	Director	April 5, 2006

Howard B. Bernick

/s/ THOMAS A. KNOWLTON	Director	April 5, 2006

Thomas A. Knowlton

/s/ JOHN RAU	Director	April 5, 2006

John Rau

/s/ MELINDA R. RICH	Director	April 5, 2006

Melinda R. Rich

/s/ STEVEN B. SAMPLE	Director	April 5, 2006

Steven B. Sample

/s/ ALEX SHUMATE	Director	April 5, 2006

Alex Shumate

/s/ RICHARD K. SMUCKER	Director	April 5, 2006

Richard K. Smucker